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                                                                    Exhibit 23.1

                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2000 Stock Incentive Plan and the 2000 Employee Stock Purchase Plan of Bottomline Technologies (de), Inc. of our report dated August 2, 2000, (except Note 12, as to which the date is August 28, 2000), with respect to the consolidated financial statements and schedule of Bottomline Technologies
(de), Inc. included in its Annual Report on Form 10-K for the year ended June 30, 2000, and our report dated October 3, 2000 with respect to the financial statements of Flashpoint, Inc. included in Bottomline Technologies (de), Inc's Current Report on Form 8-K/A, dated November 13, 2000, filed with the Securities and Exchange Commission


                                               /s/ Ernst & Young LLP

November 10, 2000
Boston, Massachusetts